The Diversified Investors Funds Group II

In response to Sub-Item 77Q1(a), we hereby incorporate by reference the amendments to the registrant s Declaration of Trust and By-Laws filed as exhibits to Post-Effective Amendment No. 26 to the Registration Statement of The Diversified Investors Funds Group II filed on February 28, 2008.

In response to Sub-Item 77Q1(e), we hereby incorporate by reference the Investment Advisory Agreement with Transamerica Asset Management, Inc. (formerly Transamerica Fund Advisors, Inc.) filed as an exhibit to Post Effective Amendment No. 26 to the Registration Statement of The Diversified Investors Funds Group II filed on February 28, 2008.